EXHIBIT 23.5

CONSENT

We hereby consent to the reference in the registration statement on Form F-1 of the Company and any amendments thereto to (i) our firm’s name, (ii) our reports relating to the valuation as of December 31, 2007, December 31, 2008, September 30, 2009 and December 25, 2009 of the preferred share option granted to Tene Investment Funds on December 26, 2006, and (iii) our reports relating to the valuation as of December 31, 2009 and September 30, 2010 of the share-based award granted to the Chief Executive Officer of the Company on January 1, 2009.

Very truly yours,

LAOR CONSULTING AND INVESTMENTS LTD.

/s/ Laor Consulting and Investments Ltd.

Elykhin, Israel

June 14, 2011